EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-226229) of Smartmetric, Inc., of our report dated October 5, 2018 on our audit of the consolidated balance sheets of Smartmetric, Inc. as of June 30, 2018 and June 30, 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2018 and June 30, 2017, which is included in this annual report on Form 10-K.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

October 11, 2018